PROSPECTUS Dated March 29, 1995                   Pricing Supplement No. 55 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 33-57833
Dated March 29, 1995                                   Dated February 28, 1996
                                                                Rule 424(b)(3)

                           Morgan Stanley Group Inc.
                      GLOBAL MEDIUM-TERM NOTES, SERIES D
             Euro Floating Rate Senior Bearer Notes Due March 1999

The Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due March 1999) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley Group Inc. prior to the Maturity Date other than under the circumstances described under "Description of Notes - Tax Redemption" in the accompanying Prospectus Supplement.

The Notes will be issued only in bearer form, which form is further described under "Description of Notes - Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

It is a precondition to the issue of the Notes that they be registered with the Comissao do Mercado de Valores Mobiliarios in Lisbon. The Notes have been accepted for listing on the London Stock Exchange Limited (the "London Stock Exchange"), subject to official notice of issuance.

The Notes are further described under "Description of Notes - Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

PRINCIPAL AMOUNT:
PTE 7,500,000,000

MATURITY DATE:
March 22, 1999, or, if such day is not
a Business Day, the next succeeding
Business Day, unless that day falls in
the next calendar month, in which case
the Maturity Date will be the first
preceding day that is a Business Day.

SETTLEMENT AND ISSUE DATE:
March 22, 1996

ISSUE PRICE:  100%

SPECIFIED CURRENCY:
Portuguese Escudo

BASE RATE: PTE 6 month Lisbor as
determined on the second Lisbon
Banking Day immediately preceding an
Interest Reset Date or, in the
case of the Initial Interest Rate,
immediately preceding the Issue Date.
(See "Other Terms").

INDEX MATURITY:
6 months

SPREAD (PLUS OR MINUS):
Plus 0.25% per annum

ALTERNATE RATE EVENT
SPREAD:  N/A

SPREAD MULTIPLIER:  N/A

COMMON CODE:  6462758
ISIN:  XS0064627580

OTHER TERMS:

"PTE 6 month Lisbor" means the 6
month Lisbon Interbank Offered Rate
that appears on Reuters Screen Page
LBOA at approximately 11:00 A.M.,
Lisbon time, on each Interest
Determination Date.  If no such rate
appears the Calculation Agent will
request the principal Lisbon offices of
each of six major reference banks in the Lisbon interbank market, as selected by the Calculation Agent (after consultation with the Company), to provide the Calculation Agent with its offered quotations for loans in
Portuguese Escudos for the period of
the Index Maturity, commencing on the
second Lisbon Banking Day
immediately following such Interest
Determination Date, to prime banks in
the Lisbon interbank market at
approximately 11:00 A.M., Lisbon
time, on such Interest Determination
Date and in a principal amount equal
to an amount of not less than the
equivalent of U.S.$1 million in
Portuguese Escudos that is
representative of a single transaction in Portuguese Escudos in such market at such time. If at least two such quotations are provided, PTE 6 month
Lisbor will be the arithmetic mean of
such quotations.  If fewer than two
quotations are provided, PTE 6 month
Lisbor in respect of that Interest
Determination Date will be the
arithmetic mean of the rates quoted by
major banks in Lisbon,  as selected by
the Calculation Agent (after
consultation with the Company), at
approximately 11:00 A.M., Lisbon
time, on such Interest  Determination
Date for loans in Portuguese Escudos
to leading European banks for a period
of six months in a principal amount
equal to an amount of not less than the
equivalent of U.S.$1 million in
Portuguese Escudos.

"Business Day" means any day, other
than a Saturday or Sunday, that is
neither a legal holiday nor a day on
which banking institutions are
authorized or required by law or
regulation to close in The City of New
York, the City of London or Lisbon and
that is also a Lisbon Banking Day.

"Lisbon Banking Day" means any day
on which dealings in deposits in
Portuguese Escudos are transacted in
the Lisbon interbank market.

"Interest Determination Date" with
respect to any Interest Reset Date
means the second Lisbon Banking Day
next preceding such Interest Reset
Date.

Calculation of accrued interest will be
made on the basis of actual days
elapsed and 365-day years (fixed).

Notwithstanding any other provision to
the contrary, interest on the Notes will continue to accrue to, but will exclude, the Maturity Date, and will cease to accrue thereafter.

INTEREST ACCRUAL DATE:
March 22, 1996

INITIAL INTEREST RATE:
To be determined two Lisbon Banking
Days prior to the Issue Date

INITIAL INTEREST RESET
DATE:
September 22, 1996, or if such day is
not a Business Day, the next succeeding
Business Day, unless such succeeding
Business Day falls in the next
succeeding calendar month, in which
case such Initial Interest Reset Date
will be the immediately preceding day
that is a Business Day.

MAXIMUM INTEREST RATE:
Exclusively with respect to the Interest
Reset Periods commencing on March
22, 1998 and September 22, 1998, the
maximum interest rate, including the
Base Rate and the Spread, shall be
9.50%

MINIMUM INTEREST RATE:
N/A

INITIAL REDEMPTION DATE:
N/A

INITIAL REDEMPTION
PERCENTAGE:  N/A

ANNUAL REDEMPTION
PERCENTAGE REDUCTION:  N/A

OPTIONAL REPAYMENT DATE(S):
N/A

REPORTING SERVICE:
Reuters Page LBOA

INTEREST PAYMENT DATES:
September 22, 1996, March 22, 1997,
September 22, 1997, March 22, 1998,
September 22, 1998 and March 22,
1999; provided that if any such day is
not a Business Day, such Interest
Payment Date will be the next
succeeding day that is a Business Day,
unless such succeeding Business Day
falls in the next succeeding calendar
month, in which case such Interest
Payment Date will be the immediately
preceding day that is a Business Day.

INTEREST PAYMENT PERIOD:
Semi-annually

INTEREST RESET PERIODS:
The period from and including an
Interest Reset Date to but excluding th
immediately succeeding Interest Reset
Date.

INTEREST RESET DATES:
Each Interest Payment Date

CALCULATION AGENT: Chemical
Bank, N.A.

PAYING AGENT: Chemical Bank, N.A.

PORTUGUESE PAYING AGENT:
Banco Comercial Portugues

INDEX CURRENCY:
Portuguese Escudo

TOTAL AMOUNT OF OID:
None

ORIGINAL YIELD TO MATURITY:
N/A

INITIAL ACCRUAL PERIOD OID:
N/A

DENOMINATIONS:
PTE 100,000; PTE 1,000,000; PTE
10,000,000 and PTE 50,000,000

The Company has agreed to sell to the managers (the "Managers") named below and such Managers, acting severally but not jointly, have agreed to purchase from the Company PTE 7,500,000,000 principal amount of the Notes at a purchase price of 99.85% of such principal amount; provided that CISF - Banco de Investimento, S.A. and Caixa Geral de Depositos, S.A., as joint lead managers, may syndicate the Notes to the other Managers at a price in excess of 99.85% of such principal amount. The Company has also agreed to reimburse certain expenses incurred by the Managers in connection with the offering. The Managers intend to resell such Notes at prevailing market prices, at prices related thereto at the time of such resale or otherwise, as determined by such Managers.

Each Manager has represented and agreed that (i) it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to admission of such Notes to listing in accordance with Part IV of the Financial Services Act 1986 (the "Financial Services Act"), except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Financial Services Act; (ii) it has complied with and will comply with all applicable provisions of the Financial Services Act with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes, other than any document which consists of or any part of listing particulars, supplementary listing particulars or any other document required or permitted to be published by listing rules under Part IV of the Financial Services Act, to a person who is of a kind described in Article 11(3) of the Financial Services Act (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.


CISF - Banco de Investimento, S.A.              Caixa Geral de Depositos, S.A.

Banco Portugues de Investimento, S.A.                        Banco Mello, S.A.

BFE - Banco de Fomento e Exterior, S.A.       Banco Nacional Ultramarino, S.A.

Banco Argentaria Negocios, S.A.                 Credit Lyonnais Portugal, S.A.